Exhibit 99.1

PORT ANGELES, Wash., April 25, 2024 (GLOBE NEWSWIRE)

First Northwest Bancorp Reports First Quarter 2024 Financial Results

"The company returned to profitability in Q1 2024 following the first step of our balance sheet restructure in the fourth quarter of 2023," said Matthew P. Deines, President and CEO. "We continue to execute on this strategy as we added over $90 million in current market rate loans and securities over the course of the first quarter. We will continue this strategy in the second quarter as we prepare to execute on a sale-leaseback transaction for six of our branches located on the Olympic Peninsula. We anticipate this transaction will enable additional securities sales, furthering our goal of increasing our net interest margin and overall profitability. We were able to manage operating expenses well during the quarter and we maintain our disciplined approach to improving earnings per share and return on average equity.

"We are making good progress on our small business lending program, operating accounts for small to medium sized businesses and an enhancement to our digital business banking platform. We are also focused on reducing our reliance on term deposits, both brokered and retail. Term deposits decreased during the quarter by $39.9 million or 6.1%. Non-maturity deposits increased by $29.7 million or 2.9% over the past three months. Other than two previously identified criticized loans, we have not seen deterioration in our credit quality metrics during the quarter. Classified loans remain at 2.1% of total loans, consistent with levels at December 31, 2023. Both of these loan relationships have been evaluated for individual impairment as of March 31, 2024, and the total reserve for these relationships is zero, as the discounted collateral value on these loans appears to be sufficient to repay the principal balances in full.

"We completed our 2020 stock buyback plan during the quarter and to date have repurchased over 25% of the shares issued in our 2015 initial public offering. On April 23, 2024, the Board of Directors approved a new stock buyback plan for up to 10% of the shares currently outstanding. Our capital position remains strong with all bank level regulatory ratios above the well-capitalized criteria."

The Board of Directors of First Northwest Bancorp declared a quarterly cash dividend of $0.07 per common share. The dividend will be payable on May 24, 2024, to shareholders of record as of the close of business on May 10, 2024.

2024 FINANCIAL RESULTS	1Q 24	4Q 23	1Q 23
OPERATING RESULTS (in millions)
Net income (loss)	$0.4	$(5.5)	$3.5
Pre-provision net interest income	13.9	14.2	16.3
Noninterest expense	14.3	17.0	14.9
Total revenue, net of interest expense *	16.1	11.3	18.6
PER SHARE DATA
Basic and diluted earnings (loss)	$0.04	$(0.62)	$0.39
Book value	17.00	16.99	16.57
Tangible book value *	16.83	16.83	16.38
BALANCE SHEET (in millions)
Total assets	$2,240	$2,202	$2,172
Total loans	1,711	1,660	1,579
Total deposits	1,667	1,677	1,594
Total shareholders' equity	161	163	160
ASSET QUALITY
Net charge-off ratio (1)	0.19%	0.14%	0.25%
Nonperforming assets to total assets	0.87	0.85	0.12
Allowance for credit losses on loans
to total loans	1.05	1.05	1.10
Nonaccrual loan coverage ratio	92	94	661
SELECTED RATIOS
Return on average assets (1)	0.07%	-1.03%	0.70%
Return on average equity (1)	0.98	-14.05	8.98
Return on average tangible equity (1) *	0.99	-14.20	9.08
Net interest margin	2.76	2.84	3.46
Efficiency ratio	88.75	150.81	79.78
Bank common equity tier 1 (CETI) ratio	12.56	13.12	13.34
Bank total risk-based capital ratio	13.57	14.11	14.35

(1)  Performance ratios are annualized, where appropriate.

* See reconciliation of Non-GAAP Financial Measures later in this release.

2024 Highlights
•	First Fed Bank ("First Fed" or "Bank") continues to restructure the balance sheet to improve the yield on earning assets.
- During the first quarter, First Fed purchased $45.3 million of higher-yielding security investments.
- Executed a new loan hedge that added 3 basis points to the net interest margin in the first quarter.
- Initiated conversion of lower-yielding bank-owned life insurance ("BOLI") policies expected to be finalized in the third quarter.
- Improved earning assets yield by 15 basis points over the prior quarter to 5.42%.
•	Loans grew during the first quarter by $51.4 million, or 3.1%, to $1.71 billion, with a weighted-average yield on new loans of 8.2%.
•	The Company added Sean Brennan, an experienced banker bringing additional industry insights, to the Board of Directors.
•	Hired seasoned professionals to lead digital innovation and commercial business lending.
•	Repurchased 214,132 shares of Company stock during the quarter, which closed out the October 2020 Stock Repurchase Plan.
•	New share repurchase plan approved in April 2024 authorizing the repurchase of 10%, or 944,279, of authorized and outstanding shares.
•	Customer deposits increased 0.4% to $1.47 billion while reliance on brokered deposits decreased 7.4% during the first quarter.
•	Estimated insured deposits totaled $1.3 billion, or 78% of total deposits. Available liquidity to uninsured deposit coverage remains strong at 1.5x.
•	Classified loans remained flat compared to December 31, 2023, at 2.1% of total loans.
•	Expense management resulted in operating expenses of $14.3 million, a reduction of $600,000, or 4%, from the first quarter of 2023.

First Northwest Bancorp (Nasdaq: FNWB) ("First Northwest" or "Company") today reported net income of $396,000 for the first quarter of 2024, compared to a net loss of $5.5 million for the fourth quarter of 2023 and net income of $3.5 million for the first quarter of 2023. Basic and diluted income per share were $0.04 for the first quarter of 2024, compared to basic and diluted loss per share of $0.62 for the fourth quarter of 2023 and basic and diluted income per share of $0.39 for the first quarter of 2023. In the first quarter of 2024, the Company generated a return on average assets of 0.07%, a return on average equity of 0.98% and a return on average tangible common equity* of 0.99%. Income before provision for income taxes was $843,000 for the current quarter, compared to a loss of $6.9 million for the preceding quarter, an increase of $7.7 million, or 112.3%, and decreased $3.4 million compared to income of $4.3 million for the first quarter of 2023.

The Bank continued efforts to restructure the balance sheet to improve the earning asset yield, which started in the fourth quarter of 2023. Investment security purchases during the first quarter of 2024 totaled $45.3 million, carrying an estimated weighted-average yield of 6.3% with a weighted-average life of 5.6 years. The annualized interest income on these securities is anticipated to provide an additional $2.9 million to revenue.

Also in the first quarter of 2024, we established a fair value hedge on loans to manage ongoing interest rate risk by reducing liability sensitivity while also increasing interest income. It is a four-year fixed-for-floating contract. We estimate that if rates remain flat, this hedge will add $1.7 million of annualized interest income in 2024. The estimated impact will be reduced if the Federal Reserve implements rate cuts during the year.

The balance sheet restructure plan also includes the surrender of $22.5 million and exchange of $3.5 million of existing BOLI contracts to reinvest in higher yielding products, which is anticipated to add about $1 million to revenue each year. The first-year revenue increase will be partially offset by taxes on surrender values and charges on exchanged contracts. The first $6.1 million was surrendered during the first quarter with the remaining surrender transactions expected to complete by the end of the third quarter of 2024.

In addition to our new board member, Sean Brennan, First Fed added two new executive roles to foster a sharpened focus on digital and strategic initiatives and welcomes an additional Director of Commercial Banking. The Chief Innovation Officer, David Edelstein, will lead digital banking, technology, data, and fintech partnerships. Mr. Edelstein brings more than 25 years of leadership experience in financial services and technology. In addition, Chris Riffle was promoted to Chief Strategy Officer, and will focus on First Fed’s strategic initiatives with specific emphasis on planning and optimization of systems, teams, and processes. These new roles strengthen our commitment to deliver outstanding customer experiences by combining our trusted local presence with digital solutions. Charlie Guildner is expected to join the commercial banking team in the second quarter of 2024 to lead the North Cascades region and drive commercial business loan growth. Mr. Guildner has nearly 40 years of community banking experience, including having served President and CEO of North Cascades Bank.

Net Interest Income

Total interest income increased $1.0 million to $27.3 million for the first quarter of 2024, compared to $26.3 million in the previous quarter, and increased $4.0 million compared to $23.3 million in the first quarter of 2023. Interest income increased in the current quarter due to higher yields on loans, investments and interest-earning deposits in banks and an increased volume of loans. Interest and fees on loans increased year-over-year as First Fed's loan portfolio grew as a result of draws on new and existing lines of credit, originations of multi-family and home equity loans, and auto and manufactured home loan purchases. Loan yields increased over the prior year due to higher rates on new originations as well as the repricing of variable rate loans tied to the Prime Rate or other indices.

Total interest expense increased $1.3 million to $13.4 million for the first quarter of 2024, compared to $12.1 million in the fourth quarter of 2023, and increased $6.4 million compared to $7.0 million in the first quarter a year ago. Current quarter interest expense was higher due to a 31 basis point increase in the cost of deposits to 2.43% for the quarter ended March 31, 2024, from 2.12% for the prior quarter. During the first quarter, customers continued to shift their deposits into higher paying products, resulting in a higher cost of deposits for the Bank. The increase over the first quarter of 2023 was the result of a 131 basis point increase in the cost of deposits from 1.12% in the first quarter one year ago, along with higher volumes and rates paid on certificates of deposit ("CDs"). A shift in the deposit mix from transaction and savings accounts to money market accounts and CDs also added to the higher cost of deposits compared to the first quarter of 2023. Higher costs of brokered CDs also contributed to additional deposit costs with a 195 basis point increase to 4.94% for the current quarter compared to 2.99% for the first quarter one year ago.

Net interest income before provision for credit losses for the first quarter of 2024 decreased $267,000, or 1.9%, to $13.9 million, compared to $14.2 million for the preceding quarter, and decreased $2.4 million, or 14.6%, from the first quarter one year ago.

The Company recorded a $970,000 provision for credit losses in the first quarter of 2024, primarily due to additional charge-offs from the Splash unsecured consumer loan program and an increase in commercial business loan balances. Decreases attributable to the loss factors applied to Woodside auto loans as well as construction loans at quarter end were offset by increases to the loss factors applied to one-to-four family loans, home equity lines of credit and home equity loans. The provision for credit losses on loans was partially offset by a provision recovery on unfunded commitments due to a decrease in volume at quarter end. This compares to a credit loss provision of $1.2 million for the preceding quarter and a $500,000 recapture of provision for the first quarter of 2023.

The net interest margin decreased to 2.76% for the first quarter of 2024, from 2.84% for the prior quarter, and decreased 70 basis points from 3.46% for the first quarter of 2023. Decreases from both the prior quarter and the same quarter one year ago are due to higher funding costs for deposits and borrowed funds. The weighted-average yield on new loan originations was 8.2%, which partially offset the increase in the cost of funds. Organic loan production was augmented with higher-yielding purchased loans through established third-party relationships. Interest income on the Bank's fair value hedging agreements on securities increased quarter-over-quarter by $157,000. The fair value hedge on loans established mid-quarter added $173,000 in interest income for the first quarter of 2024.

The yield on average earning assets for the first quarter of 2024 increased 15 basis points to 5.42% compared to the fourth quarter of 2023 and increased 47 basis points from 4.95% for the first quarter of 2023. The first quarter increase is primarily attributable to higher loan rates at origination and increased yields on variable-rate loans. The year-over-year increase was primarily due to higher average loan balances augmented by increases in yields, which were positively impacted by the rising rate environment and overall improvements in the mix of interest-earning assets.

The cost of average interest-bearing liabilities increased 27 basis points to 3.14% for the first quarter of 2024, compared to 2.87% for the fourth quarter of 2023, and increased 133 basis points from 1.81% for the first quarter of 2023. Total cost of funds increased to 2.74% for the first quarter of 2024 from 2.48% in the prior quarter and increased from 1.53% for the first quarter of 2023.

Current quarter increases were due to higher costs on interest-bearing customer deposits due to competitive pressures related to continued higher market rates and migration from lower costing deposits to higher yield money market accounts. The volume of brokered CDs decreased to $192.2 million from the linked quarter. Brokered offerings were issued at nominally higher rates.

The increase over the same quarter last year was driven by higher rates paid on deposits and borrowings and higher average CD balances. The Company attracted and retained funding through the use of promotional products and a focus on digital account acquisition during 2023. The mix of retail deposit balances shifted from no or low-cost transaction accounts towards higher cost term certificate and higher yield money market and savings products. Retail CDs represented 28.4%, 30.2% and 22.8% of retail deposits at March 31, 2024, December 31, 2023 and March 31, 2023, respectively. Average interest-bearing deposit balances increased $43.0 million, or 3.1%, to $1.42 billion for the first quarter of 2024 compared to the fourth quarter of 2023 and increased $133.6 million, or 10.4%, compared to $1.29 billion for the first quarter of 2023.

Selected Yields	1Q 24	4Q 23	3Q 23	2Q 23	1Q 23
Loan yield	5.51%	5.38%	5.31%	5.38%	5.16%
Investment securities yield	4.75	4.53	4.18	4.09	3.93
Cost of interest-bearing deposits	2.86	2.52	2.22	1.87	1.37
Cost of total deposits	2.43	2.12	1.85	1.54	1.12
Cost of borrowed funds	4.52	4.50	4.45	4.36	3.92
Net interest spread	2.28	2.40	2.54	2.84	3.14
Net interest margin	2.76	2.84	2.97	3.25	3.46

Noninterest Income

Noninterest income increased to $2.2 million for the first quarter of 2024 compared to a loss of $2.9 million for the fourth quarter of 2023. During the fourth quarter of 2023, there was a $5.4 million loss on the sale of lower-yielding securities that have since been reinvested at higher yields. The decrease in some of the other income accounts is due to one-time entries recorded in the fourth quarter of 2023 for the gain on sale of Visa, Inc. Class B common stock of $470,000 and $200,000 of funds recouped on Splash loan charge-offs.

Noninterest income decreased 6.3% from $2.3 million in the same quarter one year ago, primarily due to lower servicing asset valuation and gain on sale of loans, partially offset by an unrealized gain on partnership investments. Saleable mortgage loan production and related gains continued to be impacted by higher market rates on mortgage loans compared to the prior year.

Noninterest Income
$ in thousands	1Q 24	4Q 23	3Q 23	2Q 23	1Q 23
Loan and deposit service fees	$1,102	$1,068	$1,068	1,064	$1,141
Sold loan servicing fees and servicing rights mark-to-market	219	276	98	(191)	493
Net gain on sale of loans	52	33	171	58	176
Net (loss) gain on sale of investment securities	—	(5,397)	—	—	—
Increase in cash surrender value of bank-owned life insurance	243	260	252	190	226
Other income	572	831	1,315	590	298
Total noninterest income	$2,188	$(2,929)	$2,904	$1,711	$2,334

Noninterest Expense

Noninterest expense totaled $14.3 million for the first quarter of 2024, compared to $17.0 million for the preceding quarter and $14.9 million for the first quarter a year ago. Other expense decreased this quarter due to the one-time entries recorded in the fourth quarter of 2023 of $1.5 million for the Quil Ventures commitment receivable write-off, an accrual of $718,000 for a potential civil money penalty proposed by the FDIC and a write-off of investor accounting related items totaling $725,000. Current quarter decreases also included a reduction in consulting fees of $223,000, a reduction in software licensing fees of $158,000 and a $218,000 reduction in the accrual for a potential civil money penalty that were partially offset by increases in medical benefits of $142,000 and marketing expenses of $266,000.

The decrease in total noninterest expenses compared to the first quarter of 2023 is mainly due to lower advertising costs. The Company continues to focus on controlling compensation expense and reducing advertising and other discretionary spending while the net interest margin compression due to higher market rates and an inverted yield curve persists. We do not anticipate a recurrence of any of the one-time charges referred to previously.

Noninterest Expense
$ in thousands	1Q 24	4Q 23	3Q 23	2Q 23	1Q 23
Compensation and benefits	$8,128	$7,397	$7,795	$8,180	$7,837
Data processing	1,944	2,107	1,945	2,080	2,038
Occupancy and equipment	1,240	1,262	1,173	1,214	1,209
Supplies, postage, and telephone	293	351	292	435	355
Regulatory assessments and state taxes	513	376	446	424	389
Advertising	309	235	501	929	1,041
Professional fees	910	1,119	929	884	806
FDIC insurance premium	386	418	369	313	257
Other expense	580	3,725	926	758	939
Total noninterest expense	$14,303	$16,990	$14,376	$15,217	$14,871

Efficiency ratio	88.75%	150.81%	80.52%	86.01%	79.78%

Investment Securities

Investment securities increased $30.3 million, or 10.3%, to $326.0 million at March 31, 2024, compared to $295.6 million three months earlier, and decreased $3.1 million compared to $329.1 million at March 31, 2023. The market value of the portfolio decreased $749,000 during the first quarter of 2024 primarily due to widening spreads on the Bank's subordinate debt investments. At March 31, 2024, municipal bonds totaled $87.0 million and comprised the largest portion of the investment portfolio at 26.7%. Agency issued mortgage-backed securities ("MBS agency") were the second largest segment, totaling $83.3 million, or 25.5%, of the portfolio at quarter end. Included in MBS non-agency are $29.9 million of commercial mortgaged-backed securities ("CMBS"), of which 93.3% are in "A" tranches and the remaining 6.7% are in "B" tranches. Our largest exposure is to long-term care facilities, which comprises 65.3%, or $19.5 million, of our private label CMBS securities. All of the CMBS bonds have credit enhancements ranging from 29% to 99%, with a weighted-average credit enhancement of 56%, that further reduces the risk of loss on these investments.

The estimated average life of the securities portfolio was approximately 7.78 years, compared to 7.69 years in the prior quarter and 8.08 years in the first quarter of 2023. The effective duration of the portfolio was approximately 4.41 years at March 31, 2024, compared to 4.75 years in the prior quarter and 5.08 years at the end of the first quarter of 2023. Our recent investments have primarily been floating rate securities to take advantage of higher short-term rates above those offered on cash and to reduce our liability sensitivity.

Investment Securities Available for Sale, at Fair Value
$ in thousands	1Q 24	4Q 23	3Q 23	2Q 23	1Q 23
Municipal bonds	$87,004	$87,761	$93,995	$100,503	$101,910
U.S. Treasury notes	—	—	2,377	2,364	2,390
International agency issued bonds (Agency bonds)	—	—	1,703	1,717	1,745
U.S. government agency issued asset-backed securities (ABS agency)	14,822	11,782	—	—	—
Corporate issued asset-backed securities (ABS corporate)	13,929	5,286	—	—	—
Corporate issued debt securities (Corporate debt):
Senior positions	13,617	9,270	16,975	16,934	17,025
Subordinated bank notes	39,414	42,184	37,360	36,740	38,092
U.S. Small Business Administration securities (SBA)	7,911	—	—	—	—
Mortgage-backed securities:
U.S. government agency issued mortgage-backed securities (MBS agency)	83,271	63,247	66,946	71,565	74,946
Non-agency issued mortgage-backed securities (MBS non-agency)	65,987	76,093	89,968	92,140	92,978
Total securities available for sale, at fair value	$325,955	$295,623	$309,324	$321,963	$329,086

Loans and Unfunded Loan Commitments

Net loans, excluding loans held for sale, increased $50.3 million, or 3.1%, to $1.69 billion at March 31, 2024, from $1.64 billion at December 31, 2023, and increased $130.7 million, or 8.4%, from $1.56 billion one year ago.

Commercial business loans increased $24.0 million, primarily attributable to an increase in our Northpointe Bank Mortgage Purchase Program participation from $9.5 million last quarter to $15.0 million at the current quarter end, $8.7 million of new Bankers Healthcare group loans and organic originations partially offset by payments. Auto and other consumer loans increased $19.7 million during the current quarter with $13.4 million of new Woodside auto loan purchases and a pool purchase of Triad manufactured home loans totaling $5.1 million, partially offset by payments. Multi-family loans increased $6.4 million during the current quarter. The increase was primarily the result of $5.1 million of organic loan production and $3.7 million of construction loans converting into permanent amortizing loans, partially offset by scheduled payments. One-to-four family loans increased $5.5 million during the current quarter as a result of $10.4 million in residential construction loans that converted to permanent amortizing loans, partially offset by payments. Home equity loans increased $3.0 million over the previous quarter due to draws on new and existing commitments and $833,000 from organic home equity loan production.

Construction loans decreased $4.3 million during the quarter, with $14.5 million converting into fully amortizing loans, partially offset by draws on new and existing loans. New single-family residence construction loan commitments totaled $1.9 million in the first quarter, compared to $2.3 million in the preceding quarter. Commercial real estate loans decreased $2.9 million during the current quarter compared to the previous quarter due to a reclassification of $2.9 million to multi-family along with payoffs and scheduled payments exceeding originations.

The Company originated $5.0 million in residential mortgages during the first quarter of 2023 and sold $5.2 million, with an average gross margin on sale of mortgage loans of approximately 2.16%. This production compares to residential mortgage originations of $4.5 million in the preceding quarter with sales of $4.2 million, and an average gross margin of 2.01%. Single-family home inventory remains historically low and higher market rates on mortgage loans continue to limit saleable mortgage loan production.

Loans by Collateral and Unfunded Commitments
$ in thousands	1Q 24	4Q 23	3Q 23	2Q 23	1Q 23
One-to-four family construction	$70,100	$60,211	$72,991	$74,787	$65,770
All other construction and land	55,286	69,484	71,092	81,968	95,769
One-to-four family first mortgage	436,543	426,159	409,207	428,879	394,595
One-to-four family junior liens	12,608	12,250	12,859	11,956	9,140
One-to-four family revolving open-end	45,536	42,479	38,413	33,658	30,473
Commercial real estate, owner occupied:
Health care	29,946	22,523	22,677	23,157	23,311
Office	17,951	18,468	18,599	18,797	22,246
Warehouse	14,683	14,758	14,890	15,158	16,782
Other	55,063	61,304	57,414	60,054	52,212
Commercial real estate, non-owner occupied:
Office	53,099	53,548	53,879	54,926	58,711
Retail	50,478	51,384	51,466	51,824	52,175
Hospitality	66,982	67,332	61,339	53,416	45,978
Other	93,040	94,822	96,083	90,870	93,207
Multi-family residential	339,907	333,428	325,338	296,398	284,699
Commercial business loans	90,781	76,920	75,068	80,079	80,825
Commercial agriculture and fishing loans	10,200	5,422	4,437	7,844	1,829
State and political subdivision obligations	405	405	439	439	439
Consumer automobile loans	139,524	132,877	134,695	137,860	136,540
Consumer loans secured by other assets	122,895	108,542	104,999	105,653	106,360
Consumer loans unsecured	6,415	7,712	9,093	10,437	8,403
Total loans	$1,711,442	$1,660,028	$1,634,978	$1,638,160	$1,579,464

Unfunded loan commitments	$51,038	$149,631	$154,722	$168,668	$202,720

Deposits

Total deposits decreased $10.3 million to $1.67 billion at March 31, 2024, compared to $1.68 billion at December 31, 2023, and increased $72.4 million, or 4.5%, compared to $1.59 billion one year ago. During first quarter of 2024, total retail deposit balances increased $5.2 million while brokered deposit balances decreased $15.4 million. Compared to the preceding quarter, there were balance increases in business money market accounts of $19.6 million, consumer money market accounts of $13.5 million, consumer demand accounts of $2.0 million, and business savings accounts of $379,000. These increases were offset by decreases in consumer CDs of $20.9 million, brokered CDs of $15.4 million, consumer savings accounts of $6.0 million, public fund CDs of $2.5 million, business CDs of $1.1 million and business demand accounts of $163,000, during the first quarter of 2024. Increases in demand and money market accounts were driven by customer behavior as they sought out higher rates offered as CD specials matured. Deposits originated through digital channels, which are included in the deposits described above, increased $15.3 million, or 23.3%, during the current quarter to $81.1 million at March 31, 2024. Overall, the current rate environment continues to contribute to greater competition for deposits with additional deposit rate specials offered to attract new funds.

The Company estimates that $372.4 million, or 22%, of total deposit balances were uninsured at March 31, 2024. Approximately $242.7 million, or 14%, of total deposits were uninsured business and consumer deposits with the remaining $129.7 million, or 8%, consisting of uninsured public funds at March 31, 2024. Uninsured public fund balances were fully collateralized. The Bank holds an FHLB letter of credit as part of our participation in the Washington Public Deposit Protection Commission program which covered $112.2 million of related deposit balances while the remaining $17.5 million was fully covered through pledged securities at March 31, 2024.

As of March 31, 2024, consumer deposits made up 59% of total deposits with an average balance of $24,000 per account, business deposits made up 21% of total deposits with an average balance of $49,000 per account, public fund deposits made up 8% of total deposits with an average balance of $1.5 million per account and the remaining 12% of account balances are brokered CDs. We have maintained the majority of our public fund relationships for over 10 years. Approximately 69% of our customer base is located in rural areas, with 19% in urban areas and the remaining 12% are brokered deposits as of March 31, 2024.

Deposits
$ in thousands	1Q 24	4Q 23	3Q 23	2Q 23	1Q 23
Noninterest-bearing demand deposits	$252,761	$252,083	$269,800	$280,475	$292,119
Interest-bearing demand deposits	170,729	169,418	182,361	179,029	189,187
Money market accounts	395,480	362,205	372,706	374,269	402,760
Savings accounts	236,550	242,148	253,182	260,279	242,117
Certificates of deposit, retail	418,904	443,412	410,136	379,484	333,510
Total retail deposits	1,474,424	1,469,266	1,488,185	1,473,536	1,459,693
Certificates of deposit, brokered	192,200	207,626	169,577	179,586	134,515
Total deposits	$1,666,624	$1,676,892	$1,657,762	$1,653,122	$1,594,208

Public fund and tribal deposits included in total deposits	$134,120	$132,652	$128,627	$130,974	$119,969
Total loans to total deposits	103%	99%	99%	99%	99%

Deposit Mix	1Q 24	4Q 23	3Q 23	2Q 23	1Q 23
Noninterest-bearing demand deposits	15.2%	15.0%	16.3%	17.0%	18.3%
Interest-bearing demand deposits	10.2	10.1	11.0	10.8	11.9
Money market accounts	23.7	21.6	22.5	22.6	25.3
Savings accounts	14.2	14.4	15.3	15.7	15.2
Certificates of deposit, retail	25.2	26.5	24.7	23.0	20.9
Certificates of deposit, brokered	11.5	12.4	10.2	10.9	8.4

Cost of Deposits for the Quarter Ended	1Q 24	4Q 23	3Q 23	2Q 23	1Q 23
Interest-bearing demand deposits	0.45%	0.45%	0.46%	0.45%	0.42%
Money market accounts	2.08	1.48	1.22	0.99	0.73
Savings accounts	1.63	1.54	1.42	1.22	0.70
Certificates of deposit, retail	4.13	3.92	3.52	3.25	2.59
Certificates of deposit, brokered	4.94	4.72	4.31	3.44	2.99
Cost of total deposits	2.43	2.12	1.85	1.54	1.12

Asset Quality

Nonperforming loans were $19.5 million at March 31, 2024, an increase of $837,000 from December 31, 2023, primarily attributable to two delinquent commercial business loans with an aggregate total of $1.1 million and a $708,000 multi-family loan placed on nonaccrual due to credit concerns, partially offset by a $544,000 payment received on the commercial construction loan previously placed on nonaccrual and a $591,000 single family residence loan that was paid off during the current quarter. The percentage of the allowance for credit losses on loans to nonperforming loans decreased to 92% at March 31, 2024, from 94% at December 31, 2023, and from 661% at March 31, 2023. Classified loans increased $1.1 million to $36.2 million at March 31, 2024, due to the downgrade of the three loans noted above during the first quarter. A $14.4 million construction loan relationship, which became a classified loan in the fourth quarter of 2022, and a $9.3 million commercial loan relationship which became classified in the fourth quarter of 2023, account for 66% of the classified loan balance at March 31, 2024. The Bank has exercised legal remedies, including the appointment of a third-party receivership and foreclosure actions, to liquidate the underlying collateral to satisfy the real estate loans in the two relationships.

The allowance for credit losses on loans as a percentage of total loans was 1.05% at March 31, 2024, and December 31, 2023, decreasing from 1.10% one year earlier. The current quarter decrease can be attributed to changes in the loan mix and an update to the loss factors applied.

$ in thousands	1Q 24	4Q 23	3Q 23	2Q 23	1Q 23
Allowance for credit losses on loans to total loans	1.05%	1.05%	1.04%	1.06%	1.10%
Allowance for credit losses on loans to nonaccrual loans	92	94	714	677	661
Nonaccrual loans to total loans	1.14	1.12	0.15	0.16	0.17
Net charge-off ratio (annualized)	0.19	0.14	0.30	0.10	0.25

Total nonaccrual loans	$19,481	$18,644	$2,374	$2,554	$2,633
Reserve for unfunded commitments	$548	$817	$828	$1,336	$1,336

Capital

Total shareholders’ equity decreased to $160.5 million at March 31, 2024, compared to $163.3 million three months earlier, due to a decrease in the fair market value of the available-for-sale investment securities portfolio, net of taxes, of $588,000, dividends declared of $671,000 and share repurchases totaling $3.0 million, partially offset by net income of $396,000 and a $730,000 increase in the after-tax fair market value of derivatives.

Book value per common share was $17.00 at March 31, 2024, compared to $16.99 at December 31, 2023, and $16.57 at March 31, 2023. Tangible book value per common share* was $16.83 at March 31, 2024, compared to $16.83 at December 31, 2023, and $16.38 at March 31, 2023.

Capital levels for both the Company and its operating bank, First Fed, remain in excess of applicable regulatory requirements and the Bank was categorized as "well-capitalized" at March 31, 2024. Common Equity Tier 1 and Total Risk-Based Capital Ratios at March 31, 2024, were 12.6% and 13.6%, respectively.

	1Q 24	4Q 23	3Q 23	2Q 23	1Q 23
Equity to total assets	7.17%	7.42%	7.25%	7.38%	7.38%
Tangible common equity to tangible assets *	7.10	7.35	7.17	7.31	7.30
Capital ratios (First Fed Bank):
Tier 1 leverage	9.74	9.90	10.12	10.16	10.41
Common equity Tier 1 capital	12.56	13.12	13.43	13.10	13.34
Tier 1 risk-based	12.56	13.12	13.43	13.10	13.34
Total risk-based	13.57	14.11	14.38	14.08	14.35

Share Repurchase Program and Cash Dividend

First Northwest continued to return capital to our shareholders through cash dividends and share repurchases during the first quarter of 2024. We repurchased 214,132 shares of common stock under the Company's October 2020 Stock Repurchase Plan ("Repurchase Plan") at an average price of $14.03 per share for a total of $3.0 million during the quarter ended March 31, 2024. All authorized shares under the Repurchase Plan have been repurchased. In addition, the Company paid cash dividends totaling $667,000 in the first quarter of 2024.

* See reconciliation of Non-GAAP Financial Measures later in this release.

Awards/Recognition

The Company received several accolades as a leader in the community in the last year.

In October 2023, the First Fed team was honored to bring home the Gold for Best Bank in the Best of the Northwest survey hosted by Bellingham Alive for the second year in a row.
In September 2023, the First Fed team was recognized in the 2023 Best of Olympic Peninsula surveys, winning Best Bank and Best Financial Advisor in Clallam County. First Fed was also a finalist for Best Bank in Jefferson County, Best Employer in Kitsap County and Best Bank and Best Financial Institution in Bainbridge.
In June 2023, First Fed was named on the Puget Sound Business Journal’s Best Workplaces list. First Fed has been recognized as one the top 100 workplaces in Washington, as voted for two years in row by each company’s own employees.
In May 2023, First Fed was recognized as a Top Corporate Citizen by the Puget Sound Business Journal. The Corporate Citizenship Awards honors local corporate philanthropists and companies making significant contributions in the region. The top 25 small, medium and large-sized companies were recognized in addition to nine other honorees last year. First Fed was ranked #1 in the medium-sized company category in 2023 and was ranked #3 in the same category in 2022.

First Fed has been rated a 5-star bank by Bauer Financial, a leading independent bank and credit union rating and research firm. This top rating indicates that First Fed is one of the strongest banks in the nation based on capital, loan quality and other detailed performance criteria.

About the Company

First Northwest Bancorp (Nasdaq: FNWB) is a financial holding company engaged in investment activities including the business of its subsidiary, First Fed Bank. First Fed is a Pacific Northwest-based financial institution which has served its customers and communities since 1923. Currently First Fed has 16 locations in Washington state including 12 full-service branches. First Fed’s business and operating strategy is focused on building sustainable earnings by delivering a full array of financial products and services for individuals, small businesses, non-profit organizations and commercial customers. In 2022, First Northwest made an investment in The Meriwether Group, LLC, a boutique investment banking and accelerator firm. Additionally, First Northwest focuses on strategic partnerships to provide modern financial services such as digital payments and marketplace lending. First Northwest Bancorp was incorporated in 2012 and completed its initial public offering in 2015 under the ticker symbol FNWB. The Company is headquartered in Port Angeles, Washington.

Forward-Looking Statements

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision, and include, but are not limited to, statements about our plans, objectives, expectations and intentions that are not historical facts, and other statements often identified by words such as "believes," "expects," "anticipates," "estimates," or similar expressions. These forward-looking statements are based upon current management beliefs and expectations and may, therefore, involve risks and uncertainties, many of which are beyond our control. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities; pressures on liquidity, including as a result of withdrawals of deposits or declines in the value of our investment portfolio; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company’s latest Annual Report on Form 10-K under the section entitled "Risk Factors," and other filings with the Securities and Exchange Commission ("SEC"),which are available on our website at www.ourfirstfed.com and on the SEC’s website at www.sec.gov.

Any of the forward-looking statements that we make in this press release and in the other public statements we make may turn out to be incorrect because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2024 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect the Company’s operations and stock price performance.

For More Information Contact:

Matthew P. Deines, President and Chief Executive Officer

Geri Bullard, EVP, Chief Financial Officer and Chief Operating Officer

IRGroup@ourfirstfed.com

360-457-0461

FIRST NORTHWEST BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data) (Unaudited)

	March 31, 2024	December 31, 2023	March 31, 2023	Three Month Change	One Year Change
ASSETS
Cash and due from banks	$15,562	$19,845	$17,844	-21.6%	-12.8%
Interest-earning deposits in banks	61,784	103,324	122,773	-40.2	-49.7
Investment securities available for sale, at fair value	325,955	295,623	329,086	10.3	-1.0
Loans held for sale	988	753	—	31.2	100.0
Loans receivable (net of allowance for credit losses on loans $17,958, $17,510, and $17,396)	1,692,774	1,642,518	1,562,068	3.1	8.4
Federal Home Loan Bank (FHLB) stock, at cost	15,876	13,664	15,602	16.2	1.8
Accrued interest receivable	8,909	7,894	7,205	12.9	23.7
Premises and equipment, net	11,028	18,049	18,252	-38.9	-39.6
Premises held for sale, net	6,751	—	—	100.0	100.0
Servicing rights on sold loans, at fair value	3,820	3,793	4,224	0.7	-9.6
Bank-owned life insurance, net	34,681	40,578	39,878	-14.5	-13.0
Equity and partnership investments	15,121	14,794	14,392	2.2	5.1
Goodwill and other intangible assets, net	1,085	1,086	1,088	-0.1	-0.3
Deferred tax asset, net	12,704	13,001	14,211	-2.3	-10.6
Prepaid expenses and other assets	32,982	26,875	25,471	22.7	29.5
Total assets	$2,240,020	$2,201,797	$2,172,094	1.7%	3.1%

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	$1,666,624	$1,676,892	$1,594,208	-0.6%	4.5%
Borrowings	371,455	320,936	379,377	15.7	-2.1
Accrued interest payable	2,830	3,396	508	-16.7	457.1
Accrued expenses and other liabilities	36,207	35,973	35,255	0.7	2.7
Advances from borrowers for taxes and insurance	2,398	1,260	2,410	90.3	-0.5
Total liabilities	2,079,514	2,038,457	2,011,758	2.0	3.4

Shareholders' Equity
Preferred stock, $0.01 par value, authorized 5,000,000 shares, no shares issued or outstanding	—	—	—	n/a	n/a
Common stock, $0.01 par value, authorized 75,000,000 shares; issued and outstanding 9,442,796 at March 31, 2024; issued and outstanding 9,611,876 at December 31, 2023; and issued and outstanding 9,674,055 at March 31, 2023	94	96	97	-2.1	-3.1
Additional paid-in capital	93,763	95,784	95,333	-2.1	-1.6
Retained earnings	106,202	107,349	114,139	-1.1	-7.0
Accumulated other comprehensive loss, net of tax	(32,465)	(32,636)	(38,108)	0.5	14.8
Unearned employee stock ownership plan (ESOP) shares	(7,088)	(7,253)	(7,749)	2.3	8.5
Total parent's shareholders' equity	160,506	163,340	163,712	-1.7	-2.0
Noncontrolling interest in Quin Ventures, Inc.	—	—	(3,376)	n/a	100.0
Total shareholders' equity	160,506	163,340	160,336	-1.7	0.1
Total liabilities and shareholders' equity	$2,240,020	$2,201,797	$2,172,094	1.7%	3.1%

FIRST NORTHWEST BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data) (Unaudited)

	Quarter Ended
	March 31, 2024	December 31, 2023	March 31, 2023	Three Month Change	One Year Change
INTEREST INCOME
Interest and fees on loans receivable	$22,767	$22,083	$19,504	3.1%	16.7%
Interest on investment securities	3,632	3,393	3,182	7.0	14.1
Interest on deposits in banks	645	581	404	11.0	59.7
FHLB dividends	282	252	192	11.9	46.9
Total interest income	27,326	26,309	23,282	3.9	17.4
INTEREST EXPENSE
Deposits	10,112	8,758	4,353	15.5	132.3
Borrowings	3,286	3,356	2,624	-2.1	25.2
Total interest expense	13,398	12,114	6,977	10.6	92.0
Net interest income	13,928	14,195	16,305	-1.9	-14.6
PROVISION FOR CREDIT LOSSES
Provision for (recapture of) credit losses on loans	1,239	1,162	(515)	6.6	340.6
(Recapture of) provision for credit losses on unfunded commitments	(269)	(10)	15	-2,590.0	-1,893.3
Provision for (recapture of) credit losses	970	1,152	(500)	-15.8	294.0
Net interest income after provision for (recapture of) credit losses	12,958	13,043	16,805	-0.7	-22.9
NONINTEREST INCOME
Loan and deposit service fees	1,102	1,068	1,141	3.2	-3.4
Sold loan servicing fees and servicing rights mark-to-market	219	276	493	-20.7	-55.6
Net gain on sale of loans	52	33	176	57.6	-70.5
Net (loss) gain on sale of investment securities	—	(5,397)	—	100.0	n/a
Increase in cash surrender value of bank-owned life insurance	243	260	226	-6.5	7.5
Other income	572	831	298	-31.2	91.9
Total noninterest income	2,188	(2,929)	2,334	174.7	-6.3
NONINTEREST EXPENSE
Compensation and benefits	8,128	7,397	7,837	9.9	3.7
Data processing	1,944	2,107	2,038	-7.7	-4.6
Occupancy and equipment	1,240	1,262	1,209	-1.7	2.6
Supplies, postage, and telephone	293	351	355	-16.5	-17.5
Regulatory assessments and state taxes	513	376	389	36.4	31.9
Advertising	309	235	1,041	31.5	-70.3
Professional fees	910	1,119	806	-18.7	12.9
FDIC insurance premium	386	418	257	-7.7	50.2
Other expense	580	3,725	939	-84.4	-38.2
Total noninterest expense	14,303	16,990	14,871	-15.8	-3.8
Income before provision (benefit) for income taxes	843	(6,876)	4,268	112.3	-80.2
Provision (benefit) for income taxes	447	(1,354)	825	133.0	-45.8
Net income (loss)	396	(5,522)	3,443	107.2	-88.5
Net loss attributable to noncontrolling interest in Quin Ventures, Inc.	—	—	85	n/a	-100.0
Net income (loss) attributable to parent	$396	$(5,522)	$3,528	107.2%	-88.8%

Basic and diluted earnings (loss) per common share	$0.04	$(0.62)	$0.39	106.5%	-89.7%

FIRST NORTHWEST BANCORP AND SUBSIDIARY

Selected Financial Ratios and Other Data

(Dollars in thousands, except per share data) (Unaudited)

	As of or For the Quarter Ended
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Performance ratios: (1)
Return on average assets	0.07%	-1.03%	0.46%	0.34%	0.70%
Return on average equity	0.98	(14.05)	6.17	4.41	8.98
Average interest rate spread	2.28	2.40	2.54	2.84	3.14
Net interest margin (2)	2.76	2.84	2.97	3.25	3.46
Efficiency ratio (3)	88.8	150.8	80.5	86.0	79.8
Equity to total assets	7.17	7.42	7.25	7.38	7.38
Average interest-earning assets to average interest-bearing liabilities	118.3	118.2	120.0	120.7	122.4
Book value per common share	$17.00	$16.99	$16.20	$16.56	$16.57

Tangible performance ratios: (1)
Tangible common equity to tangible assets (4)	7.10%	7.35%	7.17%	7.31%	7.30%
Return on average tangible common equity (4)	0.99	(14.20)	6.23	4.47	9.08
Tangible book value per common share (4)	$16.83	$16.83	$16.03	$16.39	$16.38

Asset quality ratios:
Nonperforming assets to total assets at end of period (5)	0.87%	0.85%	0.11%	0.12%	0.12%
Nonaccrual loans to total loans (6)	1.14	1.12	0.15	0.16	0.17
Allowance for credit losses on loans to nonaccrual loans (6)	92.18	93.92	713.77	677.25	660.69
Allowance for credit losses on loans to total loans	1.05	1.05	1.04	1.06	1.10
Annualized net charge-offs to average outstanding loans	0.19	0.14	0.30	0.10	0.25

Capital ratios (First Fed Bank):
Tier 1 leverage	9.7%	9.9%	10.1%	10.2%	10.4%
Common equity Tier 1 capital	12.6	13.1	13.4	13.1	13.3
Tier 1 risk-based	12.6	13.1	13.4	13.1	13.3
Total risk-based	13.6	14.1	14.4	14.1	14.4

Other Information:
Average total assets	$2,166,187	$2,127,655	$2,139,734	$2,118,014	$2,050,210
Average total loans	1,678,656	1,645,418	1,641,206	1,605,133	1,552,299
Average interest-earning assets	2,027,821	1,980,226	1,994,251	1,975,384	1,909,271
Average noninterest-bearing deposits	249,283	259,845	276,294	282,514	294,235
Average interest-bearing deposits	1,422,116	1,379,059	1,377,734	1,333,943	1,288,429
Average interest-bearing liabilities	1,714,474	1,675,044	1,661,996	1,636,188	1,559,983
Average equity	161,867	155,971	160,994	161,387	159,319
Average common shares -- basic	8,876,236	8,928,620	8,906,526	8,914,355	8,911,294
Average common shares -- diluted	8,907,184	8,968,828	8,934,882	8,931,386	8,939,601
Tangible assets (4)	2,238,446	2,200,230	2,151,849	2,161,235	2,170,202
Tangible common equity (4)	158,932	161,773	154,369	157,914	158,444

(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(4)	See reconciliation of Non-GAAP Financial Measures later in this release.
(5)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.
(6)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.

FIRST NORTHWEST BANCORP AND SUBSIDIARY

ADDITIONAL INFORMATION

(Dollars in thousands) (Unaudited)

	March 31, 2024	December 31, 2023	March 31, 2023	Three Month Change	One Year Change
	(In thousands)
Real Estate:
One-to-four family	$383,905	$378,432	$354,522	$5,473	$29,383
Multi-family	339,538	333,094	284,863	6,444	54,675
Commercial real estate	385,130	387,983	373,013	(2,853)	12,117
Construction and land	125,347	129,691	161,662	(4,344)	(36,315)
Total real estate loans	1,233,920	1,229,200	1,174,060	4,720	59,860
Consumer:
Home equity	72,391	69,403	54,116	2,988	18,275
Auto and other consumer	268,834	249,130	251,302	19,704	17,532
Total consumer loans	341,225	318,533	305,418	22,692	35,807
Commercial business	136,297	112,295	99,986	24,002	36,311
Total loans receivable	1,711,442	1,660,028	1,579,464	51,414	131,978
Less:
Derivative basis adjustment	710	0	0	710	710
Allowance for credit losses on loans	17,958	17,510	17,396	448	562
Total loans receivable, net	$1,692,774	$1,642,518	$1,562,068	$50,256	$130,706

Selected loan detail:

	March 31, 2024	December 31, 2023	March 31, 2023	Three Month Change	One Year Change
	(In thousands)
Construction and land loans breakout
1-4 Family construction	$69,075	$68,029	$87,269	$1,046	$(18,194)
Multifamily construction	45,776	50,431	51,788	(4,655)	(6,012)
Acquisition-renovation	—	—	7,096	—	(7,096)
Nonresidential construction	3,374	3,756	6,909	(382)	(3,535)
Land and development	7,122	7,475	8,600	(353)	(1,478)
Total construction and land loans	$125,347	$129,691	$161,662	$(4,344)	$(36,315)

Auto and other consumer loans breakout
Triad Manufactured Home loans	$105,525	$93,591	$102,424	$11,934	$3,101
Woodside auto loans	128,072	124,401	123,337	3,671	4,735
First Help auto loans	8,326	4,516	6,281	3,810	2,045
Other auto loans	3,313	4,158	7,350	(845)	(4,037)
Other consumer loans	23,598	22,464	11,910	1,134	11,688
Total auto and other consumer loans	$268,834	$249,130	$251,302	$19,704	$17,532

Commercial business loans breakout
PPP loans	$18	$32	$72	$(14)	$(54)
Northpointe Bank MPP	15,047	9,502	—	5,545	15,047
Secured lines of credit	41,014	35,815	30,723	5,199	10,291
Unsecured lines of credit	1,001	456	588	545	413
SBA loans	8,944	9,115	8,805	(171)	139
Other commercial business loans	70,273	57,375	59,798	12,898	10,475
Total commercial business loans	$136,297	$112,295	$99,986	$24,002	$36,311

FIRST NORTHWEST BANCORP AND SUBSIDIARY

ADDITIONAL INFORMATION

(Dollars in thousands) (Unaudited)

Non-GAAP Financial Measures

This press release contains financial measures that are not in conformity with generally accepted accounting principles in the United States of America ("GAAP"). Non-GAAP measures are presented where management believes the information will help investors understand the Company’s results of operations or financial position and assess trends. Where non-GAAP financial measures are used, the comparable GAAP financial measure is also provided. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP performance measures that may be presented by other companies. Other banking companies may use names similar to those the Company uses for the non-GAAP financial measures the Company discloses, but may calculate them differently. Investors should understand how the Company and other companies each calculate their non-GAAP financial measures when making comparisons. Reconciliations of the GAAP and non-GAAP measures are presented below.

Calculation of Total Revenue:

	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
	(Dollars in thousands)
Net interest income	$13,928	$14,195	$14,950	$15,982	$16,305
Noninterest income	2,188	(2,929)	2,904	1,711	2,334
Total revenue, net of interest expense (1)	$16,116	$11,266	$17,854	$17,693	$18,639
(1) We believe this non-GAAP metric provides an important measure with which to analyze and evaluate income available for noninterest expenses.

Calculations Based on Tangible Common Equity:

	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
	(Dollars in thousands, except per share data)
Total shareholders' equity	$160,506	$163,340	$156,065	$159,557	$160,336
Less: Goodwill and other intangible assets	1,085	1,086	1,087	1,087	1,088
Disallowed non-mortgage loan servicing rights	489	481	609	556	804
Total tangible common equity	$158,932	$161,773	$154,369	$157,914	$158,444

Total assets	$2,240,020	$2,201,797	$2,153,545	$2,162,878	$2,172,094
Less: Goodwill and other intangible assets	1,085	1,086	1,087	1,087	1,088
Disallowed non-mortgage loan servicing rights	489	481	609	556	804
Total tangible assets	$2,238,446	$2,200,230	$2,151,849	$2,161,235	$2,170,202

Average shareholders' equity	$161,867	$155,971	$160,994	$161,387	$159,319
Less: Average goodwill and other intangible assets	1,085	1,086	1,087	1,088	1,089
Average disallowed non-mortgage loan servicing rights	481	608	557	801	715
Total average tangible common equity	$160,301	$154,277	$159,350	$159,498	$157,515

Tangible common equity to tangible assets (1)	7.10%	7.35%	7.17%	7.31%	7.30%
Net income (loss)	$396	$(5,522)	$2,504	$1,776	$3,528
Return on average tangible common equity (1)	0.99%	-14.20%	6.23%	4.47%	9.08%
Common shares outstanding	9,442,796	9,611,876	9,630,735	9,633,496	9,674,055
Tangible book value per common share (1)	$16.83	$16.83	$16.03	$16.39	$16.38
GAAP Ratios:
Equity to total assets	7.17%	7.42%	7.25%	7.38%	7.38%
Return on average equity	0.98%	-14.05%	6.17%	4.41%	8.98%
Book value per common share	$17.00	$16.99	$16.20	$16.56	$16.57
(1)

We believe these non-GAAP metrics provide an important measure with which to analyze and evaluate financial condition and capital strength. In addition, we believe that use of tangible equity and tangible assets improves the comparability to other institutions that have not engaged in acquisitions that resulted in recorded goodwill and other intangibles.